Exhibit 99.2

RAILROAD COMMISSION OF TEXAS

EMERGENCY ORDER

WHEREAS, after Notice of Emergency Meeting to consider this Emergency Order was duly posted on February 12, 2021 with the Secretary of State within the time period provided by law pursuant to Tex. Gov’t Code Chapter 551, et seq., the Railroad Commission of Texas (“Commission”) determined that an Emergency Order is necessary to protect human needs customers in the State of Texas because of current conditions which threaten and health, safety and welfare of those customers, and determined that the existing regulations and Orders of the Commission do not sufficiently address the specific conditions of this emergency; and

WHEREAS, on February 12, 2021, the Governor of the State of Texas issued a State of Disaster in all 254 counties due to severe weather posing an imminent threat of widespread and severe property damage, injury, and loss of life due to prolonged freezing temperatures, heavy snow, and freezing rain statewide; and

WHEREAS, pursuant to the authority granted to the Commission in the Texas Utilities Code, the Commission has the authority to issue this Emergency Order affecting the operation of the gas utility systems in this state to prevent such threats to the public; and

WHEREAS, the transportation, delivery and/or sale of natural gas in the State of Texas for any other purpose other than serving human needs customers should be curtailed to the extent possible and necessary for the duration of this Emergency Order.

NOW, THEREFORE, IT IS HEREBY ORDERED BY THE RAILROAD COMMISSION OF TEXAS that Rule 2 of Docket 489 is temporarily amended as follows:

RULE 2.

Until such time as the Commission has specifically approved a utilities curtailment program, the following priorities in descending order shall be observed:

A. Deliveries of gas by natural gas utilities to residences, hospitals, schools, churches and other human needs customers, and deliveries to Local Distribution Companies which serve human needs customers.

B. Deliveries of gas to electric generation facilities which serve human needs customers.

C. Deliveries of gas to small industrials and regular commercial loads (defined as those customers using less than 3,000 MCF per day) and delivery of gas for use as pilot lights or in accessory or auxiliary equipment essential to avoid serious damage to industrial plants.

. D. Large users of gas for fuel or as a raw material where an alternate cannot be used and operation and plant production would be curtailed or shut down completely when gas is curtailed.

. E. Large users of gas for boiler fuel or other fuel users where alternate fuels can be used. This category is not to be determined by whether or not a user has actually installed alternate fuel facilities, but whether or not an alternate fuel “could” be used.

F. Interruptible sales made subject to interruption or curtailment at Seller’s sole discretion under contracts or tariffs which provide in effect for the sale of such gas as Seller may be agreeable to selling and Buyer may be agreeable to buying from time to time.

IT IS FURTHER ORDERED that gas utilities which have a specific curtailment plan/program that has been approved by the Commission shall ensure that their top two priorities in the plan/program are A and B as listed above for the duration of this Emergency Order.

IT IS FURTHER ORDERED that this Emergency Order is in effect until 11:59 p.m. Central Standard Time Friday, February 19, 2021, unless otherwise renewed by the Commission in a subsequent Emergency Order.

SIGNED this 12th day of February 2021.

RAILROAD COMMISSION OF TEXAS

DocuSigned by:

/s/ Christi Craddick
Christi Craddick
CHAIRMAN CHRISTI CRADDICK

DocuSigned by:

/s/ Wayne Christian
Wayne Christian
COMMISSIONER WAYNE CHRISTIAN

DocuSigned by:

/s/ Jim Wright
Jim Wright
COMMISSIONER JIM WRIGHT

ATTEST:

DocuSigned by:

/s/ Callie Farrar
Callie Farrar
SECRETARY